Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER 2008 FINANCIAL RESULTS

New York, New York, February 25, 2009 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three and twelve months ended December 31, 2008.

The following financial review discusses the results for the three and twelve months ended December 31, 2008 and December 31, 2007.

Fourth Quarter 2008 and Year-to-Date Highlights

•
Excluding a $159.7 million loss for unusual events as described in the financial review section below, recorded net income of $48.4 million, or $1.55 basic and diluted earnings per share for the fourth quarter;

•	Recorded a net loss of $111.3 million, or $3.56 basic and diluted loss per share for the fourth quarter;

•
Amended the $1.4 billion revolving credit facility to waive the collateral maintenance requirement until such time that Genco is in a position to satisfy the covenant and other conditions previously announced;

•
Took delivery of the Genco Hadrian and delivered the vessel to Cargill International S.A. for the commencement of a 4 year time charter contract at $65,000 per day with a 50 percent index-based profit sharing component; and

•	Negotiated the cancellation of the previously announced acquisition of six drybulk newbuilding vessels with an aggregate purchase price of $530 million and repaid $53 million in related debt.

Financial Review: 2008 Fourth quarter

Excluding the $159.7 million loss from unusual events, the Company recorded net income of $48.4 million, or $1.55 basic and diluted earnings per share for the three months ended December 31, 2008. Specifically, the Company deemed its investment in Jinhui Shipping and Transportation Limited to be other-than-temporarily impaired as of December 31, 2008 due to the severity of the decline in its market value versus its cost basis.  As a result, during the fourth quarter of 2008, the Company recorded a $103.9 million impairment charge as other expense in the Consolidated Statement of Operations. Prior to recording this impairment, the Company reflected any gains or losses associated with this investment as a component of other comprehensive income in equity. We also realized a $53.8 million charge to operating expenses related to the forfeiture of the 10% deposit from the cancellation of the six vessel acquisition, a $2.2 million write-off of deferred financing fees associated with the cancellation of our $320 million credit facility, and a $1.9 million write-off of deferred financing fees related to the amendment to the $1.4 billion revolving credit facility. These events were slightly offset by a $2.0 million gain associated with our forward currency contracts. Including these unusual events, the Company recorded a net loss for the fourth quarter of 2008 of $111.3 million, or a $3.56 basic and diluted loss per share.

EBITDA was $(74.4) million for the three months ended December 31, 2008 versus $76.6 million for the three months ended December 31, 2007. Excluding the $159.7 million loss from unusual events, EBITDA would have been $85.4 million.

Robert Gerald Buchanan, President, commented, “During the fourth quarter and full year 2008, Genco posted strong operating results by drawing upon the Company’s significant time charter coverage with high-quality charterers. Management worked diligently in signing a total of six contracts under favorable terms during the first half of 2008, providing Genco with significant protection against a volatile rate environment. Our past success in securing a large portion of our fleet on favorable contracts with a diverse group of leading multi-national companies has strengthened the Company’s considerable contracted revenue streams. With approximately 64% of our fleet's available days secured on contracts for the remainder of 2009 and 41% in 2010, Genco remains well positioned to deliver stable results for the benefit of shareholders. With a growing modern and diverse fleet, the Company is also in a strong position to continue to deliver first-rate service to world-class charterers.”

Genco Shipping & Trading Limited revenues increased 55% to $101.6 million for the three months ended December 31, 2008 versus $65.7 million for the three months ended December 31, 2007, due to the operation of a larger fleet and higher charter rates for our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased 13.4% to $35,304 per day for the three months ended December 31, 2008 compared to $31,140 for the three months ended December 31, 2007. The increase in TCE rates was due to higher charter rates achieved in the fourth quarter of 2008 versus the fourth quarter of 2007 for two of the Panamax vessels, six of the Supramax and Handymax vessels, and two of the Handysize vessels in our current fleet. Furthermore, higher TCE rates were achieved in the fourth quarter of 2008 versus the same period last year due to the operation of one additional Capesize vessel acquired as part of the Metrostar acquisition and the operation of two more Panamax vessels acquired as part of the Bocimar acquisition. This was partially offset by lower revenues from our profit sharing agreements on our Capesize vessels.

Total operating expenses increased to $93.9 million for the three months ended December 31, 2008 from $0.5 million for the three-month period ended December 31, 2007 due to higher vessel operating expenses, general and administrative expenses and depreciation and amortization related to the operation of a larger fleet. Total operating expenses for the fourth quarter of 2008 included a $53.8 million charge related to the forfeiture of the 10% deposit from the cancellation of the six vessel acquisition. Total operating expenses for the same period in 2007 included a $23.5 million gain from the sale of the Genco Commander. Vessel operating expenses were $13.5 million for the fourth quarter of 2008 compared to $8.1 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, higher crewing, and insurance expenses, as well as the operation of more Capesize vessels for the fourth quarter of 2008 versus the same period last year. We expect our vessel operating expenses, which generally represent variable costs, to further increase as a result of the expansion of our fleet and higher crewing expenses.

Depreciation and amortization expenses increased to $19.9 million for the fourth quarter of 2008 from $11.6 million for the fourth quarter of 2007 related to the growth of our fleet. General and administrative expenses increased to $4.1 million from $3.0 million during the comparative periods due to costs associated with higher employee non-cash compensation and other employee related costs. Management fees were $0.7 million for the three months ended December 31, 2008 and $0.5 million for the three months ended December 31, 2007, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses grew to $4,734 per vessel per day during the fourth quarter of 2008 from $3,824 for the same quarter last year as a result of higher crew and insurance expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the full years ended December 31, 2008 and 2007, the average daily vessel operating expenses for our fleet were $4,400 and $3,716 respectively. Based on estimates provided by our technical managers and management’s expectations, we expect our 2009 DVOE budget to be $5,350 per vessel per day on a weighted basis. As previously announced, the increased budget reflects the anticipated increased cost for crewing, insurance and lube oil expenses, as well as the operation of a greater number of Capesize vessels.

John C. Wobensmith, Chief Financial Officer, commented, “During the fourth quarter and year to date, Genco implemented proactive measures to increase the Company’s financial flexibility and strengthen its leadership position. Specifically, we made the prudent decision to cancel the acquisition of six drybulk vessels during the fourth quarter as market conditions contracted. We also amended our $1.4 billion credit facility under favorable terms that provide significant benefits for Genco. Specifically, the collateral maintenance covenant has been waived, ensuring that we will not be affected by the current volatility in asset values. In addition, we have maintained the ability to borrow the undrawn portion of the loan during the waiver period. Management remains committed to utilizing our strong liquidity to seek opportunities to take advantage of the current market weakness in the drybulk industry.  In pursuing future growth, we will continue to adhere to a strict set of return criteria related to earnings and cash flow accretion as well as return on capital hurdles.”

Financial Review: Twelve months 2008

Net income was $86.6 million, or $2.86 basic and $2.84 diluted earnings per share for the twelve months ended December 31, 2008 compared to $106.8 million, or $4.08 basic and $4.06 diluted earnings per share for the twelve months ended December 31, 2007. The Company deemed its investment in Jinhui Shipping and Transportation Limited to be other-than-temporarily impaired as of December 31, 2008 due to the severity of the decline in its market value versus its cost basis. Prior to recording this impairment, the Company reflected any gains or losses associated with this investment as a component of other comprehensive income in equity. As a result, during the fourth quarter of 2008, the Company recorded a $103.9 million impairment charge in its Consolidated Statement of Operations. The Company also recorded a $53.8 million charge related to the forfeiture of the 10% deposit from the cancellation of the six vessel acquisition, a $26.3 million gain from the sale of the Genco Trader and $7.0 million of income received from its investment in stock of Jinhui Shipping and Transportation Limited. Revenues increased 119% to $405.4 million for the twelve months ended December 31, 2008 compared to $185.4 million for the twelve months ended December 31, 2007. EBITDA was $208.8 million for the twelve months ended December 31, 2008 versus $164.2 million for the twelve months ended December 31, 2007. TCE rates obtained by the Company increased to $37,824 per day for the twelve months ended December 31, 2008 from $24,650 for the same period in 2007. Total operating expenses were $171.0 million for the twelve months ended December 31, 2008 compared to $54.3 million for the twelve months ended December 31, 2007, and daily vessel operating expenses per vessel were $4,400 versus $3,716 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the twelve months ended December 31, 2008 and 2007, was $267.4 million and $120.9 million, respectively.  The increase was primarily due to the operation of a larger fleet, which contributed to an increase in net income as well as adjustments to reconcile net income to operating cash flows, including increases in depreciation and amortization. Adjustments to reconcile net income to operating cash flows include $22.4 million of amortization of value of the time charters acquired as part of the Metrostar and Evalend acquisitions, $13.7 million of realized gain on forward currency contracts, $7.0 million of realized income from investments, and $26.2 million in gains from the sale of the Genco Trader. The adjustments to operating cash flow above were offset by a $103.9 million non-cash impairment on our investment in Jinhui Shipping & Transportation Limited, a $53.8 million loss on the forfeiture of vessel deposits, also reflected as a payment in cash used in investing activities, $15.4 million of unrealized loss on forward currency contracts, and $6.0 million of amortization of non-vested stock compensation. Net cash provided by operating activities for the twelve months ended December 31, 2007 was primarily a result of recorded net income of $106.8 million, adjusted for depreciation and amortization charges of $34.4 million.

Net cash used in investing activities was $514.3 million for the twelve months ended December 31, 2008 as compared to $984.4 million for the twelve months ended December 31, 2007.  For the twelve months ended December 31, 2008, cash used in investing activities primarily related to the purchase of vessels in the amount of $510.3 million, deposits on vessels to be acquired of $3.5 million, payments for forfeited vessel deposits of $53.8 million and the purchase of $10.3 million of Jinhui stock. The above were offset by proceeds from the sale of the Genco Trader in the amount of $43.1 million, $13.7 million in proceeds from forward currency contracts and $7.0 million of realized income from investments. For the twelve months ended December 31, 2007 the cash used in investing activities mostly related to the purchase of vessels in the amount of $764.6 million, deposits on vessels to be acquired of $150.3 million, and the purchase of investments of $115.6 million, offset by the sale of the Genco Glory and the Genco Commander in the cumulative amount of $56.5 million.

Net cash provided by financing activities for the twelve months ended December 31, 2008 was $300.3 million as compared to $861.4 million for the twelve months ended December 31, 2007.  For the twelve months ended December 31, 2008, net cash provided by financing activities consisted of the drawdown of $558.3 million related to the purchase of vessels and $195.4 million in net proceeds from our May 2008 follow-on offering. These inflows were offset by the repayment of $321.0 million under the 2007 credit facility and the payment of cash dividends of $117.1 million. For the same period last year, net cash provided by financing activities consisted of $1,193.0 million of proceeds from the 2007 credit facility related to the purchase of vessels and $77.0 million of proceeds from a short-term line used to finance the purchase of Jinhui shares, and was offset by the repayment of $257.0 million under the 2007 credit facility and the payment of cash dividends of $69.6 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of six Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,396,500 dwt. After the expected delivery of 3 vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,908,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that one of our vessels will be drydocked in the first quarter of 2009.  An additional six vessels will be drydocked in the remainder of 2009.

We estimate our drydocking costs for our fleet through 2010 to be:

	Q1 2009	Q2 – Q4 2009	2010
Estimated Costs (1)	$0.8 million	$4.2 million	$2.0 million
Estimated Offhire Days (2)	20	120	60

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Pioneer and Genco Knight completed their drydocking during the fourth quarter of 2008 at an aggregate cost of approximately $2.0 million. The vessels were on aggregate planned offhire for 32 days in connection with their scheduled drydockings. As previously announced, the Genco Hunter, a Supramax vessel that was involved in a collision in Singapore incurred unscheduled offhire associated with temporary as well as permanent repairs during the fourth quarter of 2008. More specifically, the vessel entered a repair yard to complete permanent repairs during Q3 2008 and since the permanent repairs were not completed during the quarter, the vessel incurred an additional 17 days of offhire related to its permanent repairs during the fourth quarter of 2008. As previously announced, the Company believes that any offhire over 14 days will be reimbursed by its loss of hire insurance coverage, but revenue will not be recognized until the insurance claim has been approved. As of December 31, 2008 we recognized approximately $1.2 million of revenue from claims related to the collision of the vessel and we expect to receive approximately $0.5 million in 2009.

Update on Genco Cavalier

As previously announced, the Genco Cavalier, a 2007-built Supramax vessel, was on charter to Samsun Logix Corporation, which the Company understands has filed for the equivalent of bankruptcy protection in South Korea, otherwise referred to as a rehabilitation application. Charter hire for the Genco Cavalier has been received up until January 30, 2009. The Company is expecting the decision of the South Korean courts regarding the acceptance or rejection of the rehabilitation application to be made on or about March 6, 2009. The Company has commenced arbitration proceedings in the United Kingdom for damages related to non-performance of Samsun under the time charter. As a result of the non-payment of hire, the Company may seek to withdraw the vessel from this time charter. Also, on February 8, 2009, while the vessel was at safe anchorage in Singapore, it was involved in a minor collision caused by another vessel in its vicinity. No injuries or pollution from either vessel have been reported, but we expect the vessel will incur approximately 14 days of offhire for repairs arising from the event. The Company is in the process of filing a claim for the full amount of the damages as well as any offhire time related to the collision against the other vessel’s owner.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 101,571	$ 65,690	$ 405,370	$ 185,387

Operating expenses:
Voyage expenses	1,900	817	5,116	5,100
Vessel operating expenses	13,515	8,086	47,130	27,622
General and administrative expenses	4,052	2,968	17,027	12,610
Management fees	738	497	2,787	1,654
Depreciation and amortization	19,942	11,600	71,395	34,378
Gain on sale of vessel	-	(23,473)	(26,227)	(27,047)
Loss on forfeiture of vessel deposit	53,765	-	53,765	-
Total operating expenses	93,912	495	170,993	54,317

Operating income	7,659	65,195	234,377	131,070

Other (expense) income:
Impairment of investment	(103,892)	-	(103,892)	-
Income from investment	-	-	7,001	-
Income (Loss) from derivative instruments	1,935	(146)	(74)	(1,265)
Interest income	149	729	1,757	3,507
Interest expense	(17,156)	(8,847)	(52,589)	(26,503)
Other (expense) income:	(118,964)	(8,264)	(147,797)	(24,261)

Net income (loss)	$ (111,305)	$ 56,931	$ 86,580	$ 106,809

Earnings (loss) per share - basic	$ (3.56)	$ 1.99	$ 2.86	$ 4.08

Earnings (loss) per share - diluted	$ (3.56)	$ 1.98	$ 2.84	$ 4.06

Weighted average shares outstanding - basic	31,229,565	28,676,374	30,290,016	26,165,600

Weighted average shares outstanding - diluted	31,229,565	28,825,746	30,452,850	26,297,521

		December 31, 2008	December 31, 2007
BALANCE SHEET DATA:		(unaudited)
Cash		$ 124,956	$ 71,496
Current assets, including cash		140,748	267,594
Total assets		1,990,006	1,653,272
Current liabilities, including current portion of long-term debt		30,192	70,364
Total long-term debt, including current portion		1,173,300	936,000
Shareholders' equity		696,478	622,185

		Twelve Months Ended
		December 31, 2008	December 31, 2007
		(unaudited)

Net cash provided by operating activities		267,417	120,862
Net cash used in investing activities		(514,288)	(984,350)
Net cash provided by financing activities		300,331	861,430

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	32	27	32	27
Average number of vessels (1)	31.0	23.0	29.3	20.4
Total ownership days for fleet (2)	2,855	2,115	10,711	7,434
Total available days for fleet (3)	2,823	2,083	10,582	7,314
Total operating days for fleet (4)	2,772	2,054	10,461	7,220
Fleet utilization (5)	98.2%	98.6%	98.9%	98.7%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 35,304	$ 31,140	$ 37,824	$ 24,650
Daily vessel operating expenses per vessel (7)	4,734	3,824	4,400	3,716

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$ (111,305)	$ 56,931	$ 86,580	$ 106,809
+ Net interest expense	17,007	8,118	50,832	22,996
+ Depreciation and amortization	19,942	11,600	71,395	34,378
EBITDA(8)	(74,356)	76,649	208,807	164,183

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8) EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.     EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 32 drybulk vessels and after the expected delivery of three vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,908,000 dwt.

Our current fleet consists of six Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize drybulk carriers with an aggregate carrying capacity of approximately 2,396,500 dwt. Our current fleet contains nine groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of December 31, 2008, the average age of our current fleet was 6.5 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete. The majority of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 17 months as of February 25, 2009.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(5)		-
Genco Commodus	2009(6)	To be determined (“TBD”)	TBD	TBD		Q2 2009
Genco Maximus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(6)	TBD	TBD	TBD		Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	Baumarine AS	November 2009	Spot(7)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(8)		-
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800		-

Genco Thunder	2007	Baumarine AS	October 2009	Spot(9)	-

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S	September 2009	Spot(10)
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750	-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2009	62,000	-
Genco Cavalier	2007	Samsun Logix Corporation	July 2010	48,500(11)	-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(12)	-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000	-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500	-
Genco Marine	1996	NYK Bulkship Atlantic N.V.	March 2009	47,000	-
Genco Muse	2001	Global Maritime Investments Ltd.	May 2009	6,500(13)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus,  Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third party commissions ranging from 1.25% to 6.25%, except as indicated for the Genco Leader in note 7 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) We have reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after June 1, 2009.The vessel entered the pool following the completion of its previous time charter on December 16, 2008. In addition to a 1.25% third party brokerage commission, the charter party calls for a management fee which consists of a 1.25% deduction.
(8) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.
(9) We have reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after March 1, 2009.The vessel entered the pool following the completion of its previous time charter on November 16, 2008. In addition to a 1.25% third party brokerage commission, the charter party calls for a management fee which consists of a 1.25% deduction.
(10) We have entered into a short-term time charter with A/S Klaveness Chartering for 3 to 5 months at a rate of $58,000 per day less a 5% third-party commission. The charter was completed on November 2, 2008. Following the expiration of this charter we have entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009.
(11) The time charter for this vessel commenced on July 19, 2008. In completing the negotiation of certain changes we required for novation of the existing charter, we agreed to reduce the daily gross rate and received a rebate from the brokers involved in the vessel sale. Since the vessel was acquired with a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  The Company understands that Samsun Logix Corporation (“Samsun”) has filed for the equivalent of bankruptcy protection in South Korea, otherwise referred to as a rehabilitation application. The Company is expecting the decision of the South Korean courts regarding the acceptance or rejection of Samsun’s rehabilitation application to be made on or about March 6, 2009.  Genco has commenced arbitration proceedings in the United Kingdom for damages related to the non-performance of Samsun under the time charter. As a result of the non-payment of hire, the Company may seek to withdraw the vessel from this time charter.
(12) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(13) We have entered into a time charter agreement for 3.5 to 6 months at a rate of $6,500 per day less a 5% third-party commission.  The vessel commenced this contract following the completion of the previous time charter on February 8, 2009.

Credit Facility Amendment

On January 26, 2009 the Company announced that it had entered into an agreement with DnB NOR Bank ASA and Bank of Scotland PLC as the lead arrangers to amend its $1.4 billion credit facility. Under terms of the amended ten-year $1.4 billion facility, the collateral maintenance requirement is waived until such time that Genco is in a position to satisfy the requirement as well as continue to comply with all other covenants and certain other conditions previously announced. Genco continues to be able to borrow the undrawn portion of the loan during the waiver period. Amounts borrowed under the amended facility begin to reduce on March 31, 2009 at $12.5 million per quarter and will bear interest at LIBOR plus 2.00%.

The Company also announced that, under the terms of the amended credit facility, its cash dividends and its share repurchases will be suspended, effective immediately.  Genco will be able to reinstate its cash dividends and share repurchases once the Company can represent that it is in a position to again satisfy the collateral maintenance covenant. The amendment to the credit facility places no further restrictions on uses of the Company’s cash.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 32 drybulk vessels consisting of six Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,396,500 dwt. After the expected delivery of three vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,908,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, February 26, 2009 at 8:30 a.m. Eastern Time, to discuss its 2008 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 719-9804 or (719) 325-4808 and enter passcode 5464610.  A replay of the conference call can also be accessed available through Thursday, March 12, 2009 at (888) 203-1112 or (719) 457-0820 and entering the passcode 5464610. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of three drybulk vessels; (xii) the results of the investigation into the incident involving the collision of the Genco Hunter, the possible cause of and liability for such incident, and the scope of insurance coverage available to Genco for such incident; (xiii) the Company’s ability to collect amounts due from Samsun Logix Corporation and/or recharter the Genco Cavalier at all or at favorable rates; (xiv) the extent of repairs required for the Genco Cavalier and the Company’s ability to collect on any damage claim for the collision mentioned above; and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its reports on Form 10-Q and Form 8-K. The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities and Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice. Repurchases will be subject to restrictions under the Company’s existing credit facility. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.